SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 25, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

          California Supreme Court Decision

          As previously disclosed, on June 19, 2003, PG&E Corporation, its subsidiary, Pacific Gas and Electric Company (Utility), and the staff of the California Public Utilities Commission (CPUC) announced a proposed settlement agreement that contemplates a new plan of reorganization (Settlement Plan) to supersede the competing plans of reorganization submitted in the Utility’s Chapter 11 proceeding.  As discussed below, on August 21, 2003, the California Supreme Court issued a decision concluding that the CPUC had the authority to enter into the settlement agreement with another California investor-owned utility, Southern California Edison (SCE), and that the settlement agreement did not violate California law.   The CPUC and SCE had entered into the settlement agreement to resolve SCE’s lawsuit against the CPUC Commissioners to recover its costs to procure electricity during the energy crisis under the federal filed rate doctrine; i.e., that utilities should be allowed to recover in state-regulated retail rates the costs of electricity purchases made under federally approved tariffs.  Although the Utility’s proposed settlement agreement remains subject to the approval of the CPUC, among other conditions, PG&E Corporation and the Utility believe that the California Supreme Court’s validation of the SCE-CPUC settlement agreement supports the authority of the CPUC to enter into the proposed settlement agreement with PG&E Corporation and the Utility.

          In the CPUC-SCE settlement agreement, which was reflected in a stipulated judgment entered by the U.S. District Court for the Central District of California, the CPUC agreed to permit SCE to recover its past procurement related costs by maintaining the existing rates until the end of 2005, if necessary.  A consumer group, The Utility Reform Network (TURN), intervened in the action and challenged the settlement and the stipulated judgment as violating the provisions of California Assembly Bill (AB) 1890 which required the retail rate freeze to end no later than March 31, 2002 and prohibited the utilities from recovering their uneconomic generation-related costs after December 31, 2002.

          In September 2002, the United States Court of Appeals for the Ninth Circuit affirmed that the federal filed rate doctrine was applicable, but found against SCE on the following three state law questions and requested the California Supreme Court to review and make the final determination on these state law issues:

-	whether the CPUC Commissioners had the authority to enter into the stipulated judgment in light of AB 1890,

-	whether the procedures employed in entering the stipulated judgment violated California law regarding open meetings; and

-	whether the stipulated judgment violated California law by altering SCE’s rates without a public hearing and issuance of findings.

          First, the California Supreme Court rejected TURN’s argument that the settlement agreement illegally extended the rate freeze by finding that AB 1890 does not require that rates be reduced or changed at the end of the freeze period.  The Court also found that after the enactment of AB 6X in 2001, which required electrical utilities to retain their generating plants until at least 2006 and returned the utilities’ retained generating asset rates to cost-based regulation, the CPUC was authorized to approve rates allowing SCE to recover the costs covered by the settlement agreement.  The Court noted that AB 6X largely eliminated the category of “uneconomic” generating asset costs, the only costs whose recovery was limited under AB 1890.

          The Court noted that even if the effect of AB 6X were ignored, the SCE settlement agreement did not violate AB 1890’s prohibition against post-rate freeze recovery of uneconomic generation-related costs because the settlement agreement provided for post-rate freeze recovery of energy procurement costs, the post-rate freeze recovery of which was not prohibited by AB 1890.  In discussing the accounting change adopted by the CPUC in March 2001 at the request of TURN under which the amount of the utilities’ undercollected procurement costs were transferred to the balancing account used to track recovery of transition costs (thereby transforming procurement costs to transition costs), the Court stated that it did not fully accept the CPUC’s equation of SCE’s procurement liabilities accumulated during the energy crisis with its unrecovered transition costs.  The Court noted that SCE’s true unrecovered transition costs appear indeterminable in light of the CPUC’s failure, following AB 6X, to complete the planned transition to a competitive market by assigning market values to SCE’s generating assets, a step that would have reduced the transition cost balancing account by an unknown but potentially significant amount.  The Court observed that SCE had persuasively argued that its 2001 transition cost balance was overstated because it did not reflect the increased market value of its generation assets in an environment of higher wholesale prices.  The Court concluded that although the CPUC maintains that the costs to be recovered in SCE’s rates are transition costs and that the March 2001 accounting change may have been properly used to determine that the rate freeze had not then ended, the Court stated that it should not bind the Court to a counterfactual characterization of all the procurement costs at issue.

          The Court also found that the passage of AB 6X authorized the CPUC to permit SCE such recovery of past costs as necessary to render the utility financially viable and to ensure that SCE would be able to continue serving its customers using electricity generated in its retained plants.  The Court noted that under AB 1890 the CPUC has the authority to determine what costs are “uneconomic” and thus eligible for recovery as transition costs.  The CPUC has determined that with the passage of AB 6X generation-related costs are no longer “uneconomic” within the meaning of AB1890.  The Court concluded that whether it regards the costs to be recovered under the settlement agreement as procurement costs or generation-related costs, they were not “uneconomic” costs subject to the AB 1890 restrictions on recovery.

          As to the second and third questions, the Court found that there were no procedural deficiencies in the manner in which the CPUC entered into the settlement because the settlement did not change SCE’s rates.

          Now that the California Supreme Court has issued its decision on the state law questions, the matter will return to the Ninth Circuit for final disposition, subject to any efforts by TURN to seek a rehearing before the California Supreme Court or pursue further judicial appeals.

          Under PG&E Corporation’s and the Utility’s proposed settlement agreement, the CPUC would agree to permit the Utility to establish a new regulatory asset ($3.7 billion, pre-tax) to restore the Utility to financial health and to maintain and improve the Utility's financial health in the future.  In addition, the CPUC would agree that the Utility's rate base for the Utility’s retained generation would be deemed just and reasonable and would not be subject to modification, adjustment, or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation.  This would result in the recording of an additional regulatory asset of approximately $1.3 billion, pre-tax, for the future recovery of generation-related assets that were charged to expense in 2000 in connection with the energy crisis.

          Further, the CPUC would agree and acknowledge that certain revenues accrued or collected by the Utility through and including December 31, 2003, are the property of the Utility's Chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Utility's Chapter 11 proceeding, have been included in the Utility's retail electric rates consistent with state and federal law, and are not subject to refund.  The proposed settlement agreement notes that it is in the public interest to restore the Utility's financial health and to allow the Utility to recover, over a reasonable time, prior uncollected costs.

          In addition, the CPUC would maintain the Utility's retail electric rates at current levels through December 31, 2003.  Beginning January 1, 2004, the CPUC may adjust the Utility's retail electric rates prospectively consistent with the proposed settlement agreement, the Settlement Plan, the order confirming the Settlement Plan, and California law.  The proposed settlement agreement contemplates that retail electric rates would be reduced in January 2004, with further reductions expected thereafter.  (The proposed settlement agreement is further described in PG&E Corporation’s and the Utility’s combined quarterly report on Form 10-Q for the quarter ended June 30, 2003.)

          The CPUC will conduct evidentiary hearings during September 2003 before deciding whether or not to approve the proposed settlement agreement.  The CPUC currently is expected to vote on the settlement agreement on December 18, 2003.  PG&E Corporation and the Utility are unable to predict whether and when the proposed settlement agreement will become effective or whether the Settlement Plan will be confirmed or implemented.

California Department of Water Resources’ (DWR) 2003 Revenue Requirement

          On August 20, 2003, a CPUC administrative law judge (ALJ) issued a draft decision regarding the allocation of the $1 billion reduction based on the DWR’s 2003 supplemental revenue requirement among the three California investor owned electric utilities.  As previously disclosed, the April 2003 operating agreement between the Utility and the DWR provides that the Utility will begin passing through additional revenues to the DWR consistent with the DWR's requests for amendments to the formula that determines the amount the Utility is required to remit to the DWR.   In submitting its 2003 supplemental revenue requirement determination to the CPUC to reduce the amount of revenues it estimated it needed by $1 billion, the DWR expressly assumed that the Utility would pay the DWR the estimated amount of additional pass-through revenues that the Utility had accrued to reflect the DWR’s requested amendments to the remittance formula.   As previously disclosed, as of June 30, 2003, the Utility had accrued a $516 million, pre-tax, obligation for these estimated pass-through revenues.   The DWR currently estimates that the Utility owes the DWR approximately $526 million.

          The draft decision would allocate approximately $444 million of the 2003 revenue requirement reduction to the Utility’s customers and would require the Utility to immediately remit to the DWR $82 million, the difference between $526 million and $444 million.  The draft decision would require the Utility to track amounts up to $444 million in a memorandum account. The draft decision acknowledges that the proposed settlement agreement in the Utility’s Chapter 11 proceeding would require the CPUC to maintain existing retail rates through the end of 2003.  The ALJ notes that although an immediate bill credit for $444 million while existing rates are left in place may not technically violate the proposed settlement agreement, requiring an immediate bill credit and immediate payment to the DWR may not be consistent with the proposed settlement agreement.  The draft decision would permit the Utility to seek permission to use the funds in the memorandum account for another purpose, such as using the funds to pay creditors.  The draft decision provides that the ultimate disposition of the funds in this memorandum account would be subject to the direction of the CPUC.

          Two CPUC Commissioners joined in issuing an alternate draft decision on August 20, 2003.  The alternate draft decision would require the Utility to immediately remit to the DWR $526 million, subject to true-up once 2003 actual data becomes available.   The alternate draft decision would require the Utility to provide bill credits in the amount of $444 million to customers no later than 45 days after the effective date of the decision.  The Utility must explain in its comments to the draft decision (due August 28, 2003) what record evidence supports using these funds for another purpose or file a motion by August 25, 2003 seeking permission to use the funds for another purpose.  The draft decision would also reduce the Utility’s DWR power charge remittance rate from the current 10.5 cents per kilowatt-hour (kWh) to 7.5 cents per kWh effective immediately.  The Utility estimates it would require approximately nine months to recover the entire $444 million from the difference collected from customers under existing rates and the approximate 3 cent per kWh reduction in power charge remittance rates.

           Finally, a third draft decision was issued on August 20, 2003 by another CPUC Commissioner.  This draft decision is substantially the same as the second alternate draft decision except that no provision is made for the Utility to seek permission to use the $444 million for another purpose, and the bill credits would be required to be made within 60 days of the effective date of the decision.

          It is expected that the CPUC will consider the draft decisions at its meeting on September 4, 2003.  The Utility cannot predict the ultimate outcome of this matter.  If the CPUC adopts a decision that requires the Utility to pay the DWR $526 million, subject to true-up for 2003 actual data, immediately and requires the Utility to provide an immediate bill credit of $444 million to customers, the Utility’s cash flows would be materially adversely affected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: BRUCE R. WORTHINGTON

BRUCE R. WORTHINGTON Senior Vice President and General Counsel

PACIFIC GAS AND ELECTRIC COMPANY
By: KENT M. HARVEY

KENT M. HARVEY Senior Vice President, Chief Financial Officer and Treasurer

Dated:  August 22, 2003